Avnet, Inc.

2211 South 47th Street

PRESS RELEASE	Phoenix, AZ 85034

July 15, 2002

Avnet, Inc. Comments on Upcoming Fourth Quarter Fiscal Year 2002 Results

Avnet, Inc. (NYSE: AVT) announced today that earnings before special charges for the fourth quarter of fiscal year 2002 ended June 28, 2002 will be slightly below expectations. Additionally, the Company reported that it will record special charges as described below.

Through the June 2002 quarter, the Company has experienced slight revenue growth in electronic components, computer systems, and embedded systems to non-PC OEM customer segments. However, due to continued weakness of microprocessor and disk drive sales into the PC manufacturing segment, consolidated revenue is expected to be down by approximately $70 million, or 3%, as compared with the immediately preceding third quarter of fiscal 2002. Microprocessor and disk drive sales declined by slightly over $100 million on a sequential quarterly basis. As a result, earnings per share, before special charges, is expected to be approximately break-even.

Roy Vallee, Chairman and CEO, stated, “Other than weakness in the PC-builder market, I am encouraged by the stability we are seeing in all other markets we serve. However, since we cannot yet predict the timing of significant enterprise wide revenue growth, we have taken further actions to reduce costs by approximately $50 million per year through the elimination of approximately 775 additional jobs.”

The Company will record special charges, currently estimated to be in the range of $65 million to $85 million, related to the value of assets acquired in connection with its acquisition of Kent Electronics, the value of its investments in Internet-related businesses, and severance costs.

The Company has re-evaluated the assets acquired and liabilities assumed in connection with its acquisition of Kent Electronics in June 2001, and has determined that it will record an additional charge beyond the estimate previously recorded in the fourth quarter of the last fiscal year. This charge relates primarily to the value of property, plant and equipment to be sold or disposed of, and the value of inventory acquired. These charges would have been recorded as additional goodwill had the ‘purchase’ method of accounting been used for the Kent acquisition. However, since the acquisition was accounted for using the ‘pooling-of-interests’ method, these amounts will be included in the Company’s June 2002 quarter profit and loss statement.

The Company has a number of investments in unconsolidated internet-related businesses. Based upon the Company’s most recent assessment of the near and long-term prospects for those entities, the Company will record a charge to write down these investments to their estimated net realizable value.

Mr. Vallee went on to say, “Due to continued focus on capital management, we have reduced working capital for the sixth consecutive quarter resulting in a reduction of debt of approximately $150 million during the June quarter. Mr. Vallee concluded by stating, “Looking forward, Avnet is committed to profitability at any level of revenue. Therefore, we will continue to manage costs and assets diligently through this difficult period to maximize current results while positioning Avnet to prosper during the next technology up-cycle.”

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in the forward-looking statements. The forward-looking statements herein include statements addressing future financial and operating results of Avnet.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: changes in business conditions and the economy in general, changes in market demand and pricing pressures, allocations of products by suppliers, failure to obtain and retain expected synergies from newly acquired businesses, and other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for fiscal 2001. Avnet is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

Phoenix, Arizona-based Avnet, Inc., a Fortune 500 company, is one of the world’s largest distributors of semiconductors, interconnect, passive and electromechanical components, enterprise network and computer equipment, and embedded sub-systems from leading manufacturers. Serving customers in 63 countries, Avnet markets, inventories and adds value to these products and provides world-class supply-chain management and engineering services. Avnet’s Web site is located at www.avnet.com.

2